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                                                                    Exhibit 99.1



    SUN HYDRAULICS CORPORATION ENTERS INTO STANDBY STOCK REPURCHASE AGREEMENT
                          WITH KOSKI FAMILY PARTNERSHIP

SARASOTA, FLA, July 1, 2002 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced that it has entered into a standby Stock Repurchase Agreement with the Koski Family Limited Partnership, which owns approximately 36% of the outstanding shares of Sun common stock. Under the Agreement, Sun agrees to purchase up to $2.25 million worth of Sun common stock from the Koski Partnership at its request any time during the next two years. The repurchase would be at a per share price of either (i) $7.00 per share, or (ii) 15% less than the average closing price per share of the common stock for the 15 full trading days immediately preceding the closing date, whichever is lower.

The repurchase agreement comes at the request of Robert Koski, founder, former chairman and present board member of Sun Hydraulics, to help secure a $2.25 million loan from a financial institution to the Koski Partnership. The Koski Partnership has pledged shares of Sun common stock owned by it, as well as its rights under the Agreement, to the bank as collateral for the loan.

The terms of the Agreement were negotiated and approved by a special committee of the Sun Hydraulics Board of Directors, made up of five independent directors who are not employees of Sun. The special committee determined that it is in Sun's interest to enter into an agreement to repurchase a portion of the control block of Sun common stock currently held by the Koski Partnership, given that the repurchase would be at a substantial discount to the trading price of Sun stock. Sun received a fee for entering into the agreement and the Koski Partnership paid all expenses associated with the special committee's negotiation and consideration of the agreement.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.